Exhibit 10.1

Execution

SECURITIES PURCHASE AGREEMENT

Securities Purchase Agreement (this “Agreement”), dated December 7, 2015, by and among Accretive Health, Inc., a Delaware corporation (the “Company”), TCP-ASC ACHI Series LLLP, a Delaware limited liability limited partnership (the “Investor”), and, solely for purposes of Sections 8.11, 9.2, 10.1, 10.2 and 10.5 through 10.15, Ascension Health Alliance d/b/a Ascension (“Ascension Health”).

WHEREAS, on the terms and conditions set forth in this Agreement, the Company desires to sell, and the Investor desires to purchase, shares of the Company’s 8.00% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”);

WHEREAS, in connection with such purchase and sale, the Company and the Investor desire to make certain representations and warranties and enter into certain agreements;

WHEREAS, in connection with such purchase and sale, the Company and the Investor will execute and deliver among other things; (i) a registration rights agreement in the form attached as Exhibit A (the “Registration Rights Agreement”), (ii) an investor rights agreement in the form attached as Exhibit B (the “Investor Rights Agreement”), and (iii) a warrant in the form attached as Exhibit C (the “Warrant Agreement”); and

WHEREAS, in connection with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Investor has delivered to the Company the Equity Funding Letter (as defined below), pursuant to which the investors named therein (the “Equity Investors”) have, subject to the terms and conditions set forth therein, committed to provide all of the funds to the Investor that are necessary for the Investor to finance all of the Investor’s obligations at Closing (as defined below) contemplated hereby.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Company and the Investor agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“2014 Annual Report” shall have the meaning set forth in Section 4.13(e).

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement (which need not prohibit the making of a Takeover Proposal) with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (other than that it need not prohibit the making of a Takeover Proposal); provided that an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” shall have the meaning set forth in Section 8.7.

“ARRA” shall mean the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations 42 C.F.R. §§ 412, 413, 422 and 495.

“Ascension Health” shall have the meaning set forth in the preamble of this Agreement.

“Authorizations” shall have the meaning set forth in Section 8.7.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Clayton Act” shall mean the Clayton Act of 1914.

“Closing” shall have the meaning set forth in Section 3.

“Closing Date” shall have the meaning set forth in Section 3.

“Code” shall mean the Internal Revenue Code of 1986, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Charter Documents” shall mean the certificate of incorporation and bylaws of the Company, in each case as amended to the date of this Agreement.

“Company Financial Advisor” shall have the meaning set forth in Section 4.20.

“Company Material Contract” shall have the meaning set forth in Section 4.10.

“Company Permits” shall have the meaning set forth in Section 4.15.

“Company Plans” shall mean (a) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any Company Subsidiary sponsors, participates in, is a party or contributes to, or with respect to which the Company or any Company Subsidiary could reasonably be expected to have any material liability and (b) each other material fringe benefit or employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, supplemental executive retirement plan, profit sharing plan, unemployment or severance compensation plan, vacation, or employment or individual consulting agreement, in each case whether written or unwritten, for any current or former employee or director of, or other individual service provider to, the Company or any Company Subsidiary that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any Company Subsidiary presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any Company Subsidiary could reasonably be expected to have any material liability, but other than any Foreign Benefit Plan or any benefit or compensation plan, program or arrangement sponsored, maintained or administered by a Governmental Authority or required to be maintained or contributed to by Law.

“Company Stock Plans” shall mean, collectively, the Amended and Restated Stock Option Plan adopted February 22, 2006, the Amended and Restated 2010 Stock Incentive Plan and any other plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or other service provides of the Company or any Company Subsidiaries.

“Company Subsidiaries” shall mean all Subsidiaries of the Company.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of September 24, 2014, between Ascension Health Alliance d/b/a Ascension and the Company as supplemented by the letter agreement, dated September 30, 2014, between Ascension Health Alliance d/b/a Ascension and TowerBrook Capital Partners L.P., in each case as may be amended from time to time.

“Contract” shall mean, with respect to any Person, any legally binding loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, commitment, sale or purchase order, license, contract or other agreement, instrument or obligation, whether written or oral, to which such Person is a party or by which such person or such Person’s properties or assets are bound.

“Deductible” shall have the meaning set forth in Section 10.4(a).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Equity Financing” shall have the meaning set forth in Section 5.7.

“Equity Funding Letter” shall have the meaning set forth in Section 5.7.

“Equity Investors” shall have the meaning set forth in the recitals of this Agreement.

“Exchange” shall have the meaning set forth in Section 8.10.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated by the SEC thereunder.

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914.

“Filed SEC Reports” shall mean all forms, statements, certifications, reports and documents required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act on or after January 1, 2014 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing), but excluding any disclosure under the headings “Risk Factors,” “Forward Looking Statements,” or any similar precautionary, predictive or forward-looking sections included therein.

“Foreign Benefit Plan” shall mean any compensation or benefit plan or arrangement that is maintained or contributed to by the Company or any Company Subsidiary for the benefit of employees or individual workers located primarily outside the United States, other than any benefit or compensation plan or arrangement maintained by a Governmental Authority or required to be maintained or contributed to by Law.

“Fundamental Reps” shall have the meaning set forth in Section 10.3.

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative.

“Government Sponsored Health Care Program” shall mean (a) the Medicare Program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, the regulations promulgated thereunder and any sub-regulatory guidance issued, (b) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act, the regulations promulgated thereunder, as well as any state Law implementing the Medicaid program, and (c) any other state or federal health care program or plan.

“Health Care Laws” shall mean any and all Laws pertaining to health regulatory matters including, without limitation, laws relating to: (a) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health care services, including Laws that regulate providing administrative services or other functions in connection with, the provision of, payment for or arrangement of health care services; (b) health care or health insurance fraud and abuse, including but not limited to the federal health care program anti-kickback statute (42 U.S.C. § 1320a-7b(b)), the federal civil False Claims Act (31 U.S.C. § 3729 et seq.), and the federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7,1320a-7a and 1320a-7b), and similar state laws; (c) Government Sponsored Health Care Programs; (d) quality, safety certification and accreditation standards and requirements; (e) the provision of administrative, management or other services to any health care providers, including the administration of health care claims or benefits or processing or paying for health care services, treatment or supplies furnished by providers; (f) the Emergency Medical Treatment and Labor Act (42 U.S.C. § 1395dd) and (g) all Information Laws.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended by ARRA, and as otherwise may be amended from time to time, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall mean any (a) indebtedness for borrowed money, (b) indebtedness evidenced by any bond, debenture, mortgage, indenture or other debt instrument or debt security, (c) accounts payable to trade creditors and accrued expenses, in each case, not arising in the ordinary course of business, (d) amounts owing as deferred purchase price for the purchase of any property, (e) capital lease obligations and (f) guarantee of any such indebtedness, obligations or debt securities of a type described in clauses (a) through and (e) above of any other Person.

“Indemnifiable Health Care Matter” shall have the meaning set forth in Section 10.4.

“Indemnitees” shall have the meaning set forth in Section 10.4.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.4.

“Indemnity Percentage” means the percentage resulting from (x) the Ownership Percentage divided by (y) 1 minus the Ownership Percentage.

“Information Laws” shall mean all applicable Laws concerning the privacy or security (or both) of personal data of or concerning an individual (including “Protected Health Information” as that term is defined under HIPAA), including, where applicable, HIPAA, ARRA and state data breach notification Laws.

“Intellectual Property” shall have the meaning set forth in Section 4.11.

“Investor” shall have the meaning set forth in the preamble of this Agreement.

“Investor Rights Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Knowledge” of the Company shall mean the actual knowledge, as of the date of this Agreement, of Dr. Emad Rizk, Peter Csapo, Joseph Flanagan, David Mason, Daniel Zaccardo, Corey Perman and Erik Sprotte, after reasonable inquiry of their respective direct reports.

“Law” shall mean any applicable federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement.

“Legal Proceeding” shall mean any legal, administrative or arbitral proceeding, claim, suit, investigation, mediation, demand, informal inquiry, request for documents or action.

“Lien” shall mean, with respect to any property or asset, any pledge, lien, charge, mortgage, deed of trust, lease, sublease, license, restriction, hypothecation, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, encumbrance, option to purchase or lease or otherwise acquire any interest, and security interest of any kind or nature whatsoever.

“Limited Guaranty” shall mean that certain Limited Guaranty, dated as of December 7, 2015 by the entities listed in Schedule A thereto as guarantors, in favor of the Company.

“Material Adverse Effect” shall mean any condition, change, event, occurrence or effect that, individually or in the aggregate with all other conditions, changes, events, occurrences or effects, is or would reasonably be expected to be (a) materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; other than any condition, change, event, occurrence or effect, directly or indirectly, arising out of, resulting from or relating to the following: (i) any condition, change, event, occurrence or effect in any of the industries or markets in which the Company or any Company Subsidiaries operates; (ii) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy (it being understood that this clause (ii) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with applicable Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or any Company Subsidiaries conducts business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (v) the announcement, pendency of or performance of the transactions contemplated hereby, including any legal, administrative or arbitral proceeding, claim, suit, investigation, mediation, demand, informal inquiry, request for documents or action in respect of this Agreement or any of the transactions contemplated hereby or by reason of the identity of the Investor or any communication by the Investor regarding the plans or intentions of the Investor with respect to the conduct of the business of the Company or any Company Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators (it being understood that this clause (v) shall not apply with respect to the representations and warranties set forth in Sections 4.4 and Section 4.7); (vi) any action taken by the Company that is expressly required by the terms of this Agreement or with the consent or at the direction of the Investor (it being understood that this clause (vi) shall not apply with respect to the representations and warranties set forth in Sections 4.4 and Section 4.7); (vii) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such decline in market price or such change in trading volume may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (viii) any failure, in and of itself, by the Company or any Company Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period ending, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any Company Subsidiaries, on or after the date hereof (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (ix) any pending, initiated or threatened legal or administrative proceeding, claim, suit or action against the Company, any Company Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the transactions contemplated hereby, and (x) any change in the relationship with Ascension Health or any of its ministries to the extent, in each of clauses (i) through (iv), that such condition, change, event, occurrence or effect does not affect the Company and the Company Subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in the business and industries in which the Company and the Company Subsidiaries operate; or (b) prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Transactions.

“MPSA” shall have the meaning set forth in Section 8.11.

“Notice Period” shall have the meaning set forth in Section 8.8(d).

“Ownership Percentage” means, as of any date, the percentage equal to (i) the difference of (x) the aggregate number of shares of Common Stock issued or issuable to the Investor pursuant to this Agreement or issued pursuant to any preemptive rights pursuant to the Investor Rights Agreement (calculated assuming the full exercise and conversion of the Preferred Shares, the shares of Series A Preferred issued as PIK Dividends (as defined in the Series A Certificate of Designations) or issuable as accrued and unpaid PIK Dividends not previously added to the Liquidation Preference (as defined in the Series A Certificate of Designations), in either case on or before such date, and the Warrant issued to the Investor pursuant to this Agreement), minus (y) the aggregate number of any shares of Common Stock (calculated assuming the full exercise and conversion of such Preferred Shares, the shares of Series A Preferred issued as PIK Dividends (as defined in the Series A Certificate of Designations) or issuable as accrued and unpaid PIK Dividends not previously added to the Liquidation Preference (as defined in the Series A Certificate of Designations), in either case on or before such date, and the Warrant) transferred by the Investor to any Person (including to the Company in connection with a redemption pursuant to the terms of the Series A Certificate of Designations or Warrant Agreement, but excluding any transfers to funds managed by TowerBrook Capital Partners L.P., Ascension or their respective Affiliates in accordance with the Investor Rights Agreement) divided by (ii) the total number of shares of Common Stock then outstanding (calculated assuming the full exercise and conversion of the Preferred Shares, the shares of Series A Preferred issued as PIK Dividends (as defined in the Series A Certificate of Designations) or issuable as accrued and unpaid PIK Dividends not previously added to the Liquidation Preference (as defined in the Series A Certificate of Designations), in either case on or before such date, and Warrant issued to the Investor pursuant to the Purchase Agreement).

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Preferred Shares” shall have the meaning set forth in Section 2.

“Purchase Price” shall have the meaning set forth in Section 2.

“Registration Rights Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Representatives” shall mean, with respect to any Person, the advisors, attorneys, accountants, consultants, agents or other representatives (acting in such capacity) retained by such Person or any of its Affiliates, together with directors, officers and employees of such Person and its Affiliates.

“Restraints” shall have the meaning set forth in Section 6.1.

“Restricted Stock” shall mean each share of Common Stock issued pursuant to any Company Stock Plan or otherwise that is subject to specified vesting criteria.

“SEC” shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.

“SEC Reports” shall have the meaning set forth in Section 4.14.

“Securities” shall have the meaning set forth in Section 5.1.

“Securities Act” shall mean the U.S. Securities Act of 1933, and the rules and regulations of the SEC thereunder.

“SEM Confidentiality Agreements” shall mean, collectively (i) the letter agreement, dated October 5, 2015, between the Company and TowerBrook Capital Partners L.P., (ii) the letter agreement, dated October 7, 2015, between Merrill Lynch, Pierce Fenner & Smith Incorporated and the Company, (iii) the letter agreement, dated October 5, 2015, between Deloitte & Touche LLP and the Company and (iv) the letter agreement, dated October 12, 2015 between Manatt, Phelps & Phillips, LLP and the Company, in each case, as may be amended from time to time.

“Series A Certificate of Designations” shall have the meaning set forth in Section 6.5.

“Series A Preferred” shall have the meaning set forth in the recitals of this Agreement.

“Sherman Act” shall mean the Sherman Antitrust Act of 1890.

“Subcontractor” shall mean any Person that enters into a written arrangement with the Company or any Subsidiary to provide services that to or on behalf of the Company or any Subsidiary and for which the Company or any Subsidiary is responsible in whole or in part under the Health Care Laws for its performance, or the lack thereof, irrespective of whether that entity is otherwise subject to the Health Care Laws.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Charter Documents” shall mean the certificate of incorporation, bylaws and other similar governing documents of each Company Subsidiary, in each case as amended to the date of this Agreement.

“Superior Proposal” shall have the meaning set forth in Section 8.8(g).

“Takeover Proposal” shall have the meaning set forth in Section 8.8(f).

“Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property taxes and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing.

“Term Sheet” shall have the meaning set forth in Section 8.11.

“Termination Fee” shall have the meaning set forth in Section 9.3(b).

“Transactions” shall mean the transactions contemplated by this Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the Warrant Agreement and the MPSA.

“Warrant Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Warrant” shall have the meaning set forth in Section 2.

2. Purchase and Sale of the Preferred Shares; Warrant. On the terms and conditions set forth in this Agreement, at the Closing, the Investor will purchase from the Company, and the Company will issue, sell and deliver to the Investor (i) 200,000 shares of Series A Preferred, at a purchase price of $1,000 per share, for an aggregate purchase price of $200,000,000 in cash (the “Purchase Price”) to be paid in full to the Company on the Closing Date and (ii) a warrant to acquire up to 60,000,000 shares of Common Stock on the terms and subject to the conditions set forth in the Warrant Agreement. The shares of Series A Preferred to be issued and sold by the Company to the Investor pursuant to this Agreement are collectively referred to as the “Preferred Shares” and the warrant to be issued by the Company to the Investor pursuant to the Warrant Agreement are collectively referred to as the “Warrant.”

3. Closing. The consummation of the purchase and sale of the Preferred Shares and the other Transactions (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Ave, New York, NY, 10022 at 10:00 a.m. (local time), as soon as practicable, but no later than the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Sections 6 and 7, or at such other time and place as the Company and the Investor shall mutually agree in writing (the “Closing Date”). At the Closing, the Company shall deliver to the Investor certificates representing that number of Preferred Shares set forth in Section 2 in exchange for payment of the Purchase Price by wire transfer of immediately available funds to an account designated by the Company in advance of the Closing Date.

4. Representations and Warranties of the Company. The Company represents and warrants to the Investor that as of the date of this Agreement and as of the Closing Date, except, other than with respect to the Fundamental Reps, (a) as otherwise disclosed or incorporated by reference in any Filed SEC Reports filed with the SEC prior to the date of this Agreement and (b) as set forth in the disclosure letter dated as of the date of this Agreement provided to the Investors separately, specifically identifying the relevant section of this Agreement (provided, that disclosure in any section of such disclosure letter shall apply to any section of this Agreement other than the Fundamental Reps to the extent it is reasonably apparent on its face that such disclosure is applicable to such section):

4.1 Organization, Good Standing and Qualification. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its formation; has all requisite power and authority to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each state in the United States of America where its business requires such qualification, except where failure to be so duly organized, validly existing and in good standing, to have such requisite power and authority or to be so duly qualified and in good standing, individually or in the aggregate, has not had, or is not reasonably likely to result in, a Material Adverse Effect. True and accurate copies of the Company Charter Documents, each as in effect as of the date of this Agreement, have been made available to the Investors.

4.2 Authorization; Enforceable Agreement.

(a) The Company has full right, power, authority and capacity to enter into this Agreement, the Registration Rights Agreement, the Investor Rights Agreement and the Warrant Agreement and to consummate the Transactions. All corporate action on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution, and delivery of this Agreement, the Registration Rights Agreement, the Investor Rights Agreement and the Warrant Agreement, the performance of all obligations of the Company under this Agreement, the Registration Rights Agreement, the Investor Rights Agreement and the Warrant Agreement, and the authorization, issuance (or reservation for issuance), sale, and delivery of (i) the Preferred Shares being sold hereunder, (ii) the Warrant, and (ii) the Common Stock issuable upon conversion of the Series A Preferred in accordance with the terms of the Series A Certificate of Designations or the exercise of the Warrant in accordance with the terms of the Warrant Agreement has been, or will be, taken, and this Agreement, the Registration

Rights Agreement and the Warrant Agreement, when executed and delivered, assuming due authorization, execution and delivery by the Investors, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to the filing of the Series A Certificate of Designations with the Delaware Secretary of State pursuant to Section 6.5.

(b) On or prior to the date of this Agreement, the Board has duly adopted resolutions (i) evidencing its determination that as of the date of this Agreement this Agreement and the Transactions are fair to and in the best interests of the Company and its shareholders, (ii) approving this Agreement, the Registration Rights Agreement, the Investor Rights Agreement, the Warrant Agreement and the Transactions, (iii) declaring this Agreement and the issuance and sale of the Preferred Shares and the Warrant advisable, and (iv) adopting the Series A Certificate of Designations.

4.3 Litigation. There is neither any action, suit, proceeding or investigation pending nor, to the Knowledge of the Company, overtly threatened against, nor any outstanding judgment, order or decree against, the Company or any of the Company Subsidiaries before or by any Governmental Authority or arbitral body which, individually or in the aggregate, have had, or if adversely determined, would reasonably be likely to result in, a Material Adverse Effect.

4.4 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the offer, sale, or issuance of the Preferred Shares or the Warrant (and the Common Stock issuable upon conversion of the Preferred Shares or exercise of the Warrant) or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) the filing of the Series A Certificate of Designations with the Delaware Secretary of State pursuant to Section 6.5; (ii) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods; (iii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions; and (iv) filings required under, and compliance with other applicable requirements of, the HSR Act. Assuming that the representations of the Investors set forth in Section 5 are true and correct, the offer, sale, and issuance of the Preferred Shares and Warrant in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

4.5 Valid Issuance of Preferred and Common Stock and the Warrant. The Preferred Shares being purchased by the Investor hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed in this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under this Agreement, the Investor Rights Agreement and the Series A Certificate of Designations and under applicable state and federal securities laws. The Warrant when executed and delivered by the Company at the Closing in accordance with the terms of this Agreement will be free of any Liens or restrictions on transfer other than restrictions under this Agreement, the Investor Rights Agreement and the Warrant.

The Common Stock issuable upon conversion of the Series A Preferred or exercise of the Warrant purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Series A Certificate of Designations, will be duly and validly issued, fully paid, and nonassessable and will be free of any Liens or restrictions on transfer other than restrictions on transfer under this Agreement and the Investor Rights Agreement and under applicable state and federal securities Laws. The sale of the Preferred Shares and the Warrant is not, and the subsequent conversion of the Preferred Shares and exercise of the Warrant into Common Stock will not be, subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Company Charter Documents.

4.6 Capitalization. The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock of which 108,673,951 were issued and outstanding as of the close of business on December 2, 2015 (including 6,583,073 shares of Restricted Stock), and 5,000,000 shares of preferred stock, par value $0.01, none of which is issued and outstanding (excluding the Preferred Shares and the Warrant to be issued to the Investor pursuant to this Agreement). As of the date hereof, 5,380,408 shares of Common Stock held by the Company in its treasury. All issued and outstanding shares have been duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights. The Company will reserve that number of shares of Common Stock sufficient for issuance upon conversion of the Series A Preferred being issued and sold pursuant to this Agreement and upon exercise of the Warrant pursuant to the Warrant Agreement. As of the close of business on December 2, 2015, (x) options to purchase an aggregate of 15,527,563 shares of Common Stock are outstanding under the Company Stock Plans and (y) 5,131,713 shares of Restricted Stock are outstanding under the Company Stock Plans. As of the close of business on December 2, 2015, there are 9,173,663 shares of Company Common Stock reserved for issuance under the Company Stock Plans. Other than as provided in this Agreement, the Registration Rights Agreement, the Investor Rights Agreement and the Warrant Agreement, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Company of any securities of the Company, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer. Except as otherwise provided in the Series A Certificate of Designations and the Warrant Agreement, there are no outstanding rights or obligations of the Company to repurchase or redeem any of its equity securities. The respective rights, preferences, privileges, and restrictions of the Preferred Shares and the Common Stock are as stated in the Certificate of Incorporation (including the Series A Certificate of Designations). From the close of business on December 2, 2015 through and including the date of this Agreement, there have been no issuances of Common Stock, Company preferred stock, or options, warrants or other securities or rights convertible or exchangeable into, or exercisable for, Common Stock or Company preferred stock (other than issuances of Common Stock pursuant to the exercise of options outstanding as of December 2, 2015 in accordance with the terms thereof).

4.7 Compliance with Other Instruments. The Company is not in violation or default of any provision of the Company Charter Documents. The execution, delivery, and performance of and compliance with this Agreement, the Registration Rights Agreement, the Investor Rights Agreement and the Warrant Agreement, and the issuance and sale of the Preferred Shares and the Warrant, will not (i) result in any default or violation of the Company Charter Documents, (ii) result in any default or violation of any agreement relating to its Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as, individually or in the aggregate, has not had, or would not be reasonably likely to result in, a Material Adverse Effect.

4.8 Material Adverse Effect. Neither the Company nor any Company Subsidiary has sustained since the date of the latest audited financial statements included in the Filed SEC Reports any material loss or interference with the business of the Company and the Company Subsidiaries, taken as a whole, from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since the most recent date as of which information is given in the Filed SEC Reports, there has not been any change in the capital stock (other than as a result of the grant or exercise of stock options or restricted stock pursuant to the Company Stock Plans) or long-term debt of the Company or any of the Company Subsidiaries or any Material Adverse Effect, or any development involving a prospective Material Adverse Effect, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and the Company Subsidiaries taken as a whole.

4.9 Properties; Assets. The Company and the Company Subsidiaries have good and marketable title in fee simple to all real property and good and valid title to all personal property owned by them, in each case free and clear of all Liens except such as are described in the Filed SEC Reports or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Company Subsidiaries; and any real property and buildings held under lease by the Company and the Company Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and the Company Subsidiaries.

4.10 Material Contracts. Neither the Company nor any of the Company Subsidiaries is in violation or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound that is required to be disclosed in the Filed SEC Reports (each, a “Company Material Contract”).

4.11 Intellectual Property. The Company and the Company Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all patents, trademarks, service marks, patent applications, trade names, copyrights, trade secrets, domain names, information, proprietary rights and processes (“Intellectual Property”) necessary for their business as described in the Filed SEC Reports and are necessary in connection with the products and services under development, without any conflict with or infringement of the interests of others, except for such conflicts or infringements which, individually or in the aggregate, have not had, or are not reasonably likely to result in, a Material Adverse Effect, and have taken all reasonable steps necessary to secure interests in such Intellectual Property and have taken all reasonable steps necessary to secure assignment of such Intellectual Property from its employees and contractors; the Company has no Knowledge of any infringement by any third party of the trademark, trade name, patent, copyright, license, trade secret, know-how, intellectual property or other similar rights of the Company or any of the Company Subsidiaries which, individually or in the aggregate, have had, or are reasonably likely to result in, a Material Adverse Effect; except as set forth in the Filed SEC Reports, the Company is not aware of outstanding options, licenses or agreements of any kind relating to the Intellectual Property of the Company which are required to be set forth in the Filed SEC Reports, and, except as set forth in the Filed SEC Reports, neither the Company nor any of the Company Subsidiaries is a party to or bound by any options, licenses or agreements with respect to the Intellectual Property of any other Person which are required to be set forth in the Filed SEC Reports; none of the technology employed by the Company has been obtained or is being used by the Company or the Company Subsidiaries in violation of any contractual fiduciary obligation binding on the Company or any of the Company Subsidiaries or any of its directors or executive officers or, to the Company’s Knowledge, any of its employees or otherwise in violation of the rights of any Persons; neither the Company nor any of the Company Subsidiaries has received any written or, to the Company’s Knowledge, oral communications alleging that the Company or any of the Company Subsidiaries has violated, infringed or conflicted with, or, by conducting its business as set forth in the Filed SEC Reports, would violate, infringe or conflict with any of the Intellectual Property of any other Person other than any such violations, infringements or conflicts which, individually or in the aggregate, have not had, or are not reasonably likely to result in, a Material Adverse Effect; and the Company and the Company Subsidiaries have taken reasonable measures to prevent the unauthorized dissemination or publication of their confidential information and, to the extent contractually required to do so, the confidential information of third parties in their possession.

4.12 Internal Controls. The Company and the Company Subsidiaries maintain a system of internal accounting control over financial reporting (as such term is defined in Rule 12a-15(f) under the Exchange Act) that complies with the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with GAAP. Since the end of the Company’s most recent audited fiscal year, there has been (a) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (b) no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

4.13 Financial Statements; Controls.

(a) The financial statements and schedules of the Company, and the related notes thereto, included in the Filed SEC Reports present fairly in all material respects the consolidated financial position of the Company as of the respective dates of such financial statements and schedules, and the consolidated results of operations and cash flows of the Company for the respective periods covered thereby; such statements, schedules and related notes have been prepared in accordance with GAAP as certified by Ernst & Young LLP.

(b) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and the Company Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

(c) There are no contracts, other documents or other agreements required to be described in the Filed SEC Reports or to be filed as exhibits to the Filed SEC Reports by the Exchange Act or by the rules and regulations thereunder which have not been described or filed (or incorporated by reference from prior filings under the Exchange Act to the extent permitted) as required.

(d) The Company is in compliance with all provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or implementing the provisions thereof that are in effect and with which the Company is required to comply.

(e) The statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Annual Report”) under the captions: “Risk Factors—Regulatory Risks” and “Business—Government Regulation,” insofar as such statements describe the state, federal and foreign government or administrative healthcare, debt collection and other laws, rules and regulations which are applicable to the Company and the Company Subsidiaries, are complete and accurate in all material respects; to the Knowledge of the Company there are no applicable state, federal or administrative healthcare, debt collection or other laws, rules and regulations which as of this date are material to the business of the Company or any of the Company Subsidiaries, which are not described in the 2014 Annual Report.

4.14 Exchange Act Reporting. The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act on or after January 1, 2014 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “SEC Reports”). Each of the SEC Reports complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Exchange Act and any rules and regulations promulgated thereunder. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SEC Reports did not, and any SEC Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the SEC Reports.

4.15 Compliance with Laws. The Company and the Company Subsidiaries (a) are in compliance with, and conduct their respective businesses in conformity with, all applicable foreign, federal, state and local laws and regulations, except where the failure to so comply or conform has not had, or is not reasonably likely to result in, a Material Adverse Effect and (b) possess all licenses, franchises, permits, certificates, approvals, orders and authorizations from Governmental Authorities required by Law necessary for the Company to conduct its business as currently conducted or currently planned by the Company and the Company Subsidiaries (each, a “Company Permit”), except where the failure to possess such documents, individually or in the aggregate, has not had, or is not reasonably likely to result in, a Material Adverse Effect; and neither the Company nor any of the Company Subsidiaries has received any verbal or written notice of any proceeding relating to the revocation or modification of, or non-compliance with, any material certificate, authorization, permit, clearance or approval.

4.16 Anti-Corruption Compliance. Neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, any affiliates, directors, officers, employees, agents or Representatives of the Company or of any of the Company Subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and the Company Subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representations and warranties contained herein.

4.17 Labor Matters.

(a) No labor dispute with the employees of the Company or any of the Company Subsidiaries exists, or, to the Knowledge of the Company, is imminent, except for any such dispute that has not had, or is not reasonably likely to result in, a Material Adverse Effect, and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of their principal customers, suppliers, manufacturers or contractors that has had, or is reasonably likely to result in, a Material Adverse Effect.

(b) The Company and the Company Subsidiaries are not subject to any liability as a joint employer, single employer, co-employer or integrated enterprise with any other employer, including any client to which the Company provides services, which liability has had, or is reasonably likely to result in, a Material Adverse Effect.

4.18 Insurance. The Company and each of the Company Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; and neither the Company nor any of the Company Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be reasonably likely to result in a Material Adverse Effect.

4.19 Related Party. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees or Indebtedness by the Company or any of the Company Subsidiaries to or for the benefit of any of the executive officers or directors of the Company. Other than as set forth in the definitive proxy statement on Schedule 14A for the 2015 annual meeting of the Company’s stockholders, no Person is or has been a party to any transaction or proposed transaction with the Company or any Company Subsidiary that would require disclosure in an SEC filing made by the Company (if such filing were being made on the date hereof) pursuant to Item 404 of Regulation S-K under the Exchange Act.

4.20 Brokers and Other Advisors. Except for Goldman, Sachs & Co. (the “Company Financial Advisor”), no agent, broker, investment banker, finder, financial advisor, firm or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or reimbursement of expenses in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to the Investor prior to the date hereof copies of all agreements pursuant to which the Company Financial Advisor would be entitled to any payment relating to the Transactions.

4.21 Health Care Matters.

(a) Since January 1, 2012, the Company and each Company Subsidiary has complied in all respects with all Health Care Laws that are applicable to the business, properties, assets and activities of the Company or any Company Subsidiary.

(b) None of the Company, any Company Subsidiary, any of their respective officers, employees or agents, any Subcontractor or, to the Knowledge of the Company, any officers, employees or agents of any Subcontractor has been debarred, suspended or excluded under 21 U.S.C. Section 335a or any similar laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of any Governmental Authority, or has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment, suspension or exclusion under 21 U.S.C. Section 335a, or any similar laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of any Governmental Authority. As of the date hereof, no Legal Proceedings that would reasonably be expected to result in such a debarment or exclusion are pending or, to the Knowledge of the Company, threatened against the Company, any of the Company Subsidiaries, any of their respective officers, employees or agents, any Subcontractor or, to the Knowledge of the Company, any officers, employees or agents of any Subcontractor.

(c) None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any Subcontractor, officer or director of the Company or any Company Subsidiary is now, or has been, subject to a corporate integrity or deferred prosecution agreement with any Governmental Authority.

(d) The Company has made available to the Investor complete and current copies of all material compliance policies and procedures and privacy notices of the Company relating to Information Laws.

(e) To the Knowledge of the Company, the Company has not received any notice or other communication from any Governmental Authority challenging the processing by the Company, any Company Subsidiary or any Subcontractor of billing and coding services that such entity provides.

(f) The Company and the Company Subsidiaries have adopted and implemented policies, procedures or programs reasonably designed to assure that their respective directors, officers, employees, Subcontractors, vendors and similar entities with which they do business are in compliance with all applicable Health Care Laws, except to the extent that such failure does not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.22 Vote Required. Assuming that the representations of the Investor set forth in Section 5.8 are true and correct, no Company stockholder votes or consents are necessary to authorize this Agreement or consummate the Transactions.

4.23 Anti-Takeover Provisions. Assuming that the representations of the Investor set forth in Section 5.8 are true and correct, the approval of this Agreement by the Board constitutes approval of this Agreement for purposes of any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or other antitakeover Laws, including Section 203 of the DGCL.

4.24 Section 16b-3. The Board has duly adopted resolutions to cause the acquisition of the Preferred Shares and the Warrant by Investor hereunder to be exempt from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

5. Representations and Warranties of the Investor. The Investor represents and warrants to the Company as of the date of this Agreement and as of the Closing Date that:

5.1 Private Placement.

(a) The Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Preferred Shares, the Common Stock issuable upon conversion of the Series A Preferred being issued and sold pursuant to this Agreement, and the Warrant issued pursuant to the Warrant Agreement (collectively, the “Securities”) to it are being made in reliance on a private placement exemption from registration under the Securities Act and (iii) acquiring the Securities for its own account.

(b) The Investor understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities

Act, that such Securities have not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act or (iv) to the Company or one of the Company Subsidiaries, in each of cases (i) through (iv) in accordance with any applicable state and federal securities laws, and that it will notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable.

(c) The Investor understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Securities bear a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY COMPANY SUBSIDIARY, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THIS SECURITY MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF THE INVESTOR RIGHTS AGREEMENT, DATED AS OF [●], 2015, AMONG ACCRETIVE HEALTH, INC. AND THE INVESTOR NAMED THEREIN.”

(d) The Investor: (i) is able to fend for itself in the Transactions; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(e) The Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Securities, (ii) it has had access to the Company’s public filings with the SEC and to such financial and other information as it deems necessary to make its decision to purchase the Securities and (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and the Company Subsidiaries and to ask questions of the Company and received answers thereto, each as it deemed necessary in connection with the decision to purchase the Securities. The Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 4 of this Agreement or the right of the Investor to rely on such representations and warranties.

(f) The Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

(g) Except for the representations and warranties contained in Section 4 of this Agreement (including any references in such Section to the SEC Reports), such Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and the Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any Company Subsidiaries or with respect to any other information provided to the Investor in connection with the Transactions.

5.2 Organization. The Investor is duly organized and is validly existing in the jurisdiction of its organization.

5.3 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of such Investor is required in connection with the purchase of the Preferred Shares (and the Common Stock issuable upon conversion of the Preferred Shares) or the consummation of any other Transaction, except for the following: (i) the compliance with applicable state securities laws, which compliance will have occurred within the appropriate time periods; (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions; and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act.

5.4 Authorization; Enforceability. The Investor has full right, power, authority and capacity to enter into this Agreement, the Registration Rights Agreement, the Investor Rights Agreement and the Warrant Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Investor Rights Agreement and the Warrant Agreement have been duly authorized by all necessary action on the part of the Investor, and this Agreement has been, and each of the Registration Rights Agreement, the Investor Rights Agreement and the Warrant Agreement will at or prior to the Closing be, duly executed and delivered by the Investor and, assuming due authorization, execution and delivery of this Agreement, the Registration Rights Agreement, the Investor Rights Agreement and the Warrant Agreement by the Company, will constitute valid and binding obligation of the Investor, enforceable against it in accordance with its terms.

5.5 No Default or Violation. The execution, delivery, and performance of and compliance with this Agreement, the Registration Rights Agreement, the Investor Rights Agreement and the Warrant Agreement, and the purchase and receipt of the Preferred Shares and the Warrant will not (i) result in any default or violation of the certificate of incorporation, bylaws, limited partnership agreement, limited liability company operating agreement or other applicable organizational documents of the Investor, (ii) result in any default or violation of any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any Lien upon any of the properties or assets of the Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Investor, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Investor to consummate the Transactions.

5.6 Financial Capability. The Investor will have at the Closing the funds necessary to purchase the Preferred Shares at Closing on the terms and conditions contemplated by this Agreement.

5.7 Equity Financing. The Investor has delivered to the Company a true, correct and complete copy, as of the date of this Agreement, of an executed commitment letter dated as of the date of this Agreement (the “Equity Funding Letter”) from the Equity Investors to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein in the Investor (the “Equity Financing”). As of the date of this Agreement, the Equity Funding Letter has not been amended or modified, no such amendment or modification is contemplated and the commitments contained therein have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Equity Funding Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Investor, enforceable in accordance with their terms, and, to the knowledge of the Investor, the other parties thereto, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity. The Company is not obligated to pay any commitment fees or other fees in connection with the Equity Funding Letter that are payable on or prior to the date of this Agreement. The net proceeds contemplated by the Equity Financing will, together with cash and cash equivalents available to the Investor, be sufficient to pay the Purchase Price upon the terms contemplated by this Agreement. As of the date of this Agreement, the Investor has no reason to believe that it will be unable to satisfy any term or condition of closing to be satisfied by it contained in the Equity Funding Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Investor under any term or condition of the Equity Funding Letter or that would, individually or in the aggregate, permit the Equity Investors to terminate, or to not make the initial funding of the facilities to be established thereunder upon satisfaction of all conditions thereto. Except as set forth in the Equity Funding Letter, there are no (i) conditions precedent to the respective obligations of the Equity Investors to fund the full amount of the Equity Financing; or (ii) contractual contingencies under any agreements, side letters or arrangements relating to the Equity Financing to which either the Investor or any of its Affiliates is a party that would permit the Equity Investors to reduce the total amount of the Equity Financing, or that would materially and adversely affect the availability of the Equity Financing. The Equity Funding Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof in accordance with the terms and conditions of the Equity Funding Letter as of the date of this Agreement. The Investor acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding the Investor’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

5.8 Interested Stockholder. Neither the Investor nor any of its “affiliates” or “associates” is, nor at any time during the three (3) years prior to (and including) the date of this Agreement has been, an “interested stockholder” of the Company (as such terms in quotations are used in Section 203 of the DGCL).

6. Conditions to the Investor’s Obligations at Closing. The obligation of the Investor to purchase the Preferred Shares and the Warrant at the Closing is subject to the fulfillment or waiver (if permissible by applicable Law) on or before the Closing of each of the following conditions:

6.1 No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions.

6.2 The representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have a Material Adverse Effect; provided, however, that, notwithstanding the foregoing, each of the Fundamental Reps (other than the representations and warranties set forth in Section 4.21) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, and the Investor shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

6.3 The Company shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the Investor shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

6.4 Since the date of this Agreement, there shall not have been any occurrence, event, change, effect or development that would have, or would reasonably be expected to have, a Material Adverse Effect.

6.5 Prior to, or simultaneous with, the Closing, the Company shall have adopted and filed with the Secretary of State of the State of Delaware a Certificate of Designations of the Series A Preferred in the form attached as Exhibit D (the “Series A Certificate of Designations”).

6.6 The Company shall have executed and delivered the Registration Rights Agreement, the Investor Rights Agreement and the Warrant Agreement, in the forms attached as exhibits hereto, with such revisions or amendments to the Investor Rights Agreement as may be required pursuant to the rules, requirements or requests of any Exchange.

6.7 Simultaneous with the Closing, the Company shall have executed and delivered the MPSA incorporating the terms set forth in the Term Sheet.

6.8 Simultaneous with the Closing, the Company shall have paid to the Investor a funding fee equal to $4,000,000, representing 2% of the Purchase Price.

6.9 Simultaneous with the Closing, the Company shall have reimbursed the Investor for their reasonable documented out-of-pocket fees and expenses incurred by the Investors, TowerBrook Capital Partners L.P., Ascension and their respective Affiliates on or before the Closing Date in connection with the evaluation, negotiation and execution of this Agreement, the Investor Rights Agreement, the Registration Rights Agreement and the Warrant Agreement and the purchase by the Investor of the Preferred Shares pursuant to this Agreement and other potential transactions with the Company, provided that the Company’s reimbursement obligation under this Section 6.9 shall be capped at $10,000,000.

6.10 All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

6.11 Section 2.1(a) of the Investor Rights Agreement shall have been implemented effective as of the Closing, and in connection therewith the Board shall be comprised, simultaneously with, or immediately following, the Closing, of the individuals set forth on Schedule 1 to the Investor Rights Agreement to the extent such individuals are available, eligible and willing to serve.

7. Conditions to the Company’s Obligations at Closing. The obligations of the Company to issue, sell and deliver to the Investor the Preferred Shares and the Warrant at the Closing are subject to the fulfillment or waiver (if permissible by applicable Law) on or before the Closing of each of the following conditions:

7.1 The Investor shall have paid to the Company the Purchase Price.

7.2 No Restraint shall be in effect enjoining, restraining, preventing or prohibiting consummation of Transactions.

7.3 The representations and warranties of the Investor set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Investor of the Transactions.

7.4 The Investor shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Investor by an executive officer of the Investor to such effect.

7.5 The Investor shall have executed and delivered the Registration Rights Agreement, the Investor Rights Agreement (including an executed confidentiality agreement substantially in the form of Exhibit A thereto) and the Warrant Agreement, in the forms attached as exhibits hereto, with such revisions or amendments thereto as may be required pursuant to the rules of any Exchange.

7.6 Simultaneously with Closing, Ascension Health shall have executed and delivered the MPSA incorporating the terms set forth in the Term Sheet.

7.7 All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

8. Covenants. The Company and the Investor, as applicable, hereby covenant and agree, for the benefit of the other party to this Agreement and the other party’s respective assigns, as follows:

8.1 Use of Proceeds. The Company shall apply the net proceeds from the issuance and sale of the Preferred Shares and the Warrant for general corporate purposes, including funding working capital, the repayment of indebtedness and the payment of fees and expenses in connection with the Transactions.

8.2 Reservation of Common Stock; Issuance of Shares of Common Stock. For as long as any of the Preferred Shares or the Warrant remain outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or shares of Common Stock held in treasury by the Company, for the purpose of effecting the conversion of the Preferred Shares or the exercise of the Warrant, the full number of shares of Common Stock then issuable upon the conversion of all Preferred Shares and the Warrant (after giving effect to all anti-dilution adjustments) then outstanding. All shares of Common Stock delivered upon conversion or repurchase of the Preferred Shares and the exercise of the Warrant shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Lien or adverse claim.

8.3 Transfer Taxes. The Company shall pay any and all documentary, stamp or similar issue or transfer Tax due on (x) the issue of the Preferred Shares and the Warrant at Closing and (y) the issue of shares of Common Stock upon conversion of the Preferred Shares or exercise of the Warrant. However, in the case of conversion of Preferred Shares or exercise of the Warrant, the Company shall not be required to pay any Tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the Preferred Shares to be converted or the Warrant to be exercised, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such Tax, or has established to the satisfaction of the Company that such Tax has been paid.

8.4 Public Disclosure. On the date of this Agreement, or within 24 hours thereafter, the Company shall issue a press release in a form mutually agreed to by the Company and the Investor. No other written release, public announcement or filing concerning the purchase of the Preferred Shares and the other Transactions shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release, announcement or filing as may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section 8.4 shall not restrict the ability of a party to summarize or describe the Transactions in any SEC Report so long as the other party is provided a reasonable opportunity to review such disclosure in advance.

8.5 Tax Related Covenants. Absent a change in Law or Internal Revenue Service practice or a contrary determination (as defined in Section 1313(a) of the Code) the Investor and the Company agree not to treat the Preferred Shares as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305 -5 for United States federal income Tax reporting and withholding Tax purposes and shall not take any Tax position inconsistent with such treatment.

8.6 Further Assurances. Each of the Investor and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third Persons required to consummate the Transactions.

8.7 Antitrust Matters.

(a) Subject to the terms and conditions of this Agreement, each of the Company and the Investor shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with the other parties in doing, all things necessary, proper and advisable under applicable Law to cause the Transactions to be consummated as soon as practicable, including to (i) prepare and make as promptly as practicable any required submissions and filings with any Governmental Authority or third party (including under applicable Antitrust Laws or any other applicable Laws) with respect to the Transactions, (ii) as promptly as practicable, furnish information required in connection with such submissions and filing, (iii) keep the other parties reasonably informed with respect to the status of any such submissions and filings, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval, waiver, registration, permit, authorization, license, franchise, permit, exemption, certificate or other confirmation (collectively, “Authorizations”), (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding, or (D) the nature and status of any objections raised or proposed or threatened to be raised with respect to the Transactions, and (iv) promptly obtain and maintain all Authorizations from, and promptly deliver all required notices to, any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as practicable without giving rise to any violation, breach, loss of any benefit under, conflict with the provisions of, or default (or event which, with the giving of notice or passage of time, would constitute a default) under, termination or modification of, or right of termination or modification of, or the creation of any Lien on any asset of the Company or any Company Subsidiaries, pursuant to any contract to which the Company or any Company Subsidiaries is a party or by which the Company or any Company Subsidiaries is bound (with the understanding and agreement that obtaining such Authorizations is not a condition under Section 6 or 7 unless expressly provided therein). The Company and the Investor agree that they will consult with each other with respect to obtaining all necessary Authorizations and in connection therewith (subject to Section 8.4) (x) the Company shall have the right to review and approve in advance all characterizations of the information relating to the Company and the Company Subsidiaries, (y) the Investor shall have the right to review and approve in advance all characterizations of the information relating to the Investor, the Equity Investors and their respective Affiliates and (z) each of the Company and the Investor shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case, which appear in any material filing made in connection with the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing: (i) each of the Company and the Investor agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as soon as practicable, and in any event within ten (10) Business Days after the date hereof (unless the parties otherwise agree to a different date), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Laws and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 8.7(b) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each of the Company and the Investor agrees to (A) make the appropriate filings under any foreign antitrust Laws as soon as practicable, and in any event within ten (10) Business Days after the date hereof (unless the parties otherwise agree to a different date), (B) supply as soon as practical any additional information and documentary material that may be required or requested by any Governmental Authority under such Antitrust Laws and (C) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 8.7(b) as necessary to obtain any necessary Authorizations from each such Governmental Authority as soon as practicable.

(c) The Company and the Investor shall: (i) promptly notify the other parties hereto of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication received from, or given to, any Governmental Authority or third party with respect to the Transactions, (ii) subject to applicable Law and Section 8.4, permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication by it to any Governmental Authority or third party with respect to the Transactions, (iii) keep the others informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions, and (iv) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate and (v) furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on the one hand, and any such Governmental Authority or its staff, on the other hand, with respect to the Transactions. However, each of the Investor and the Company may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.

(d) Notwithstanding the foregoing or any other provision of this Agreement, (i) nothing in this Section 8.7 shall limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.1 so long as such party has up to then complied in all material respects with its obligations under this Section 8.7.

8.8 No Solicitation.

(a) The Company and the Company Subsidiaries and their respective officers, directors and employees shall, and the Company and the Company Subsidiaries shall use their reasonable best efforts to cause their other Representatives, to immediately cease all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal or any proposal reasonably expected to lead to any Takeover Proposal and shall promptly request the return from, or destruction by, all such Persons of all copies of non-public information previously furnished or made available to such Persons by or on behalf of the Company in accordance with the terms of any confidentiality or similar agreement in place with such Person. The Company and the Company Subsidiaries and their respective officers, directors and employees shall, except as otherwise provided in this Agreement, from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, not, and shall use their reasonable best efforts to cause their other Representatives not to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate any (including by way of furnishing or providing access to the non-public information), or take any action which is reasonably expected to lead to, a Takeover Proposal; (ii) enter into or participate in any discussions (except to notify such

Person of the existence of the provisions of this Section 8.8 without more) or negotiations with any Person regarding any Takeover Proposal; (iii) approve any transaction under, or any Person (other than the Investor) becoming an “interested stockholder” under, Section 203 of the DGCL (except for any transaction involving the Investor or any of its Affiliates); or (iv) enter into any merger agreement, agreement in principle, letter of intent, or other similar agreement providing for any Takeover Proposal (other than a confidentiality agreement contemplated by Section 8.8(b)). Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company set forth in this Section 8.8 by any officer or director of the Company (or any other Representative of the Company that is authorized, intentionally sanctioned or intentionally caused by the Company) shall be deemed a breach of this Section 8.8 by the Company.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to the Closing, the Company or any Company Subsidiary, or any of its respective Representatives receives a bona fide written Takeover Proposal made after the date hereof which did not result from a breach of this Section 8.8, the Company, the Board (or a duly authorized committee thereof) and their Representatives may engage in negotiations and discussions with, or furnish any information and other access to, any Person making such Takeover Proposal and any of its Representatives or potential sources of financing if the Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal and financial advisors, that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal; provided that prior to furnishing any material non-public information to any such Person, the Company receives from the Person making such Takeover Proposal an Acceptable Confidentiality Agreement. The Company will promptly notify the Investor in writing of the receipt of such Takeover Proposal and communicate the material terms of such Takeover Proposal to the Investor. The Company will keep the Investor reasonably apprised of the status of such Takeover Proposal upon request (but in any event upon a change in the price or any material terms thereof); provided, that the Company provides the Investor any information with respect to the Company that could reasonably be expected to be material to the Investor, furnished to such other Person which was not previously furnished or made available to the Investor prior to, or concurrently with, the time it is provided to such other Person. In addition to the other obligations of the Company set forth in this Section 8.8, the Company will reasonably promptly provide notice to the Investor in writing (and in any case within forty-eight (48) hours of knowledge of receipt) of the receipt of such Takeover Proposal. The Company shall keep the Investor reasonably informed on a reasonably current basis of all material developments affecting the status of and terms of such Takeover Proposal or request or any material changes to the material terms thereof and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Agreement, neither the Board, nor any committee thereof shall (i) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Takeover Proposal or (ii) approve or recommend, or propose publicly to approve or recommend, or cause to authorize the Company or any Company Subsidiaries to enter into, any merger agreement, agreement in principle, letter of intent, or other similar agreement providing for any Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 8.8(b)).

(d) Notwithstanding anything to the contrary in this Agreement, the Board may terminate this Agreement pursuant to Section 9.1(d), if (i) the Board (or a duly authorized committee thereof) has received a Superior Proposal and determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (ii) (A) the Company provides the Investor prior written notice of its intent to terminate this Agreement pursuant to Section 9.1(d) at least three (3) Business Days (the “Notice Period”) prior to taking such action, to the effect that the Board (or a duly authorized committee thereof) has received a Superior Proposal and the Board (or a duly authorized committee thereof) has resolved to terminate this Agreement pursuant to Section 9.1(d), which notice shall specify the basis for such termination and attaches thereto the most current version or a reasonably detailed summary of the material terms of such Superior Proposal (which version or summary shall be updated on a prompt basis) (it being understood that any material revision or amendment to the terms of such Superior Proposal, including any material revision in price, shall require a new notice and, in such case, all references to three (3) Business Days in this Section 8.8(d) shall be deemed to be one (1) Business Day); (B) during the Notice Period, if requested by the Investor, the Company shall and shall cause the Company Subsidiaries and its and their respective Representatives to negotiate with the Investor’s Representatives in good faith any proposed modifications to the terms and conditions of this Agreement, if the Investor, in its sole discretion, proposes to make such adjustments; (C) the Investor has not, within the Notice Period, made a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms or conditions of this Agreement such that such Takeover Proposal would cease to constitute a Superior Proposal and (D) the Board (or a duly authorized committee thereof), after consulting with outside legal counsel and independent financial advisors and taking into account any modifications to the terms of this Agreement agreed to by the Investor after receipt of such notice, continues to believe in good faith that such Takeover Proposal constitutes a Superior Proposal.

(e) Nothing contained in this Agreement shall prohibit the Company or the Board (or a duly authorized committee thereof) from (i) subject to Section 8.8(c) (other than any “stop, look and listen” communication), making any disclosure to the stockholders of the Company if the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, (ii) informing any Person of the existence of the provisions contained in this Section 8.8, (iii) waiving any standstill provision of any confidentiality, standstill or similar agreement that would prohibit a Person or group of Persons from communicating a Takeover Proposal to the Company, the Board or any duly authorized committee thereof, or (iv) following the receipt of a Takeover Proposal, contacting the Person or group of Persons who has made such Takeover Proposal to clarify and understand the terms and conditions thereof in accordance with Section 8.8(b).

(f) As used in this Agreement, “Takeover Proposal” shall mean any bona fide inquiry, proposal or offer from any Person or group (as defined in Section 13(d) of the Exchange Act), other than the Investor and any of its Affiliates) to (i) purchase or otherwise acquire, in a single transaction or series of related transactions, of (A) assets of the Company or any Company Subsidiaries (including securities of Company Subsidiaries) that account for 20% or more of the Company’s consolidated assets or from which 20% or more of the Company’s revenues or earnings on a consolidated basis are derived or (B) 20% or more of the outstanding Common Stock or 20% of the equity securities of any Company Subsidiary pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning more than 20% of the outstanding Common Stock or 20% of the equity securities of any Company Subsidiary or of any resulting parent company of the Company, other than the Transactions.

(g) As used in this Agreement, “Superior Proposal” shall mean any bona fide, written Takeover Proposal on terms which the Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisor be more favorable to the holders of Common Stock than the Transactions, taking into account to the extent applicable, the legal, financial, regulatory and other factors (including all the terms and conditions of such Takeover Proposal and this Agreement (including any changes to the terms of this Agreement proposed by the Investor in accordance with Section 8.8(e)) that the Board considers relevant; provided that for purposes of the definition of Superior Proposal, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

8.9 Conduct of Business. Except as expressly permitted or required by this Agreement, as required by applicable Law, during the period from the date of this Agreement until the earlier of (x) termination of this Agreement in accordance with Section 9.1 and (y) the Closing, unless the Investor otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the Company Subsidiaries to, conduct their businesses only in the ordinary course of business in all material respects consistent with past practice. Without limiting the foregoing, except as set forth in the Company disclosure letter dated as of the date of this Agreement provided to the Investor, as expressly permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Investor (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of the Company Subsidiaries to, between the date of this Agreement and the earlier to occur of the termination of this Agreement in accordance with Section 9.1 and the Closing, take any of the following actions:

(a) take any action that, if taken immediately following the Closing, would require the approval of the holders of a majority of the Series A Preferred Stock (on an as-converted basis, including any shares of Common Stock issued upon the conversion thereof) that is held by the Investor or any Investor Affiliate (as defined in the Investor Rights Agreement) pursuant to Section 2.4 of the Investor Rights Agreement;

(b) (i) create, issue, sell or grant or authorize the issuance, sale or grant of any equity securities of the Company or any of the Company Subsidiaries, except for the issuance of shares of Common Stock required to be issued upon exercise of Options that are outstanding on the date hereof in accordance with their terms on the date hereof or (ii) amend any term of any equity securities of the Company or any of the Company Subsidiaries (in each case, whether by merger, consolidation or otherwise);

(c) make, or permit any Company Subsidiary to make, any loans, advances or capital contributions to or investments in any other Person (other than a wholly-owned Company Subsidiary domiciled in the United States);

(d) increase in any material respect the compensation of any of its directors or senior executive officers (provided that payments of bonuses and other grants and awards made in the ordinary course shall not constitute an increase in compensation), except (i) as required pursuant to applicable Law or the terms of Company Plans or Foreign Benefit Plans, or (ii) for bonuses and salary increases in the ordinary course of business consistent with past practice;

(e) make or grant any bonus or any compensation or salary increase or severance pay, termination pay or similar payment to any current employee or group of current employees, except (i) as required pursuant to applicable Law or the terms of Company Plans or Foreign Benefit Plans or other benefit or compensation plans or arrangements in effect on the date of this Agreement, (ii) for bonuses and salary increases in the ordinary course of business consistent with past practice or (iii) the payment of 2015 annual bonuses based on actual performance on or prior to December 31, 2015 consistent with the terms of the applicable Company Plan to mitigate any issues resulting from the application of Sections 280G and 4999 of the Code and to maximize the net after-Tax proceeds received by any individual subject to Section 4999 of the Code;

(f) enter into any Contracts of employment or any consulting or similar agreement, except for agreements for newly hired employees or consultants in the ordinary course of business consistent with past practice and with an annual base salary not to exceed $250,000 for any such employee or consultant;

(g) (i) adopt, enter into, terminate or amend any Company Stock Plan except as required by Law or (ii) grant or issue or accelerate the vesting of any awards under any Company Stock Plan;

(h) terminate the employment of any individual who is party to an employment, retention, severance or change in control agreement or arrangement, or take any action or omit to take any action that would result in any such individual having the right to resign for good reason (or a similar term of like meaning);

(i) settle or agree to settle, (i) any Legal Proceeding (except in the ordinary course of business consistent with past practice), (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any Legal Proceeding that relates to the Transactions, in each case other than settlements involving only the payment of money damages of less than $200,000 or that are otherwise fully covered by insurance;

(j) amend or propose to amend the Company Charter Documents or the Subsidiary Charter Documents;

(k) adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(l) (i) enter into, terminate or materially amend or modify (other than extensions at the end of a term in the ordinary course) any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, or (ii) waive any material term of or any material default under, or release, settle or compromise any material claim against the Company or material liability or obligation owing to the Company, or any benefit of the Company, under any Company Material Contract;

(m) amend or modify the letter of engagement of the Company Financial Advisor in a manner that materially increases the fee or commission payable by the Company;

(n) take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions; or

(o) agree, resolve or commit to take any of the foregoing actions.

8.10 Relisting. The Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to have the Common Stock (including all shares of Common Stock issuable upon conversion of the Preferred Shares or exercise of the Warrant) listed on any of the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, The New York Stock Exchange or any other United States national securities exchange (each, an “Exchange”), and the Investor shall reasonably cooperate with the Company in connection with the foregoing, including providing to the Company or the Exchange such information reasonably requested by the Company that is necessary in connection therewith.

8.11 Master Professional Services Agreement. Each of the Company, the Investor and Ascension Health shall use reasonable best efforts to negotiate and (simultaneous with the Closing) execute an amended and restated Master Professional Services Agreement by and between Ascension Health and the Company (the “MPSA”) that incorporates the terms set forth in the term sheet, dated as of the date hereof, by and between Ascension Health and the Company (the “Term Sheet”) and such other terms as may be mutually agreed to by the Company, the Investor and Ascension Health; provided that in the event of any failure between or among the Company, the Investor and Ascension Health to mutually agree with respect to any term not included in the Term Sheet, the MPSA shall follow the applicable provision contained in the Master Professional Services Agreement by and between Ascension Health and the Company in effect as of the date of this Agreement.

8.12 Transaction Litigation. The Company shall give the Investor the opportunity to participate in (but not to control) the defense or settlement of any stockholder litigation against the Company or any of its directors or officers relating to this Agreement or the Transactions (and, in any event, no such settlement of any stockholder litigation shall be agreed to without the Investor’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed). Each of the Investor and the Company shall notify the other promptly (and in any event within 48 hours) of the commencement of any such stockholder litigation of which it has received notice, and shall keep the other reasonably informed regarding any such stockholder litigation.

8.13 Access to Information. Prior to the Closing, upon reasonable notice and during normal business hours, the Company shall, and shall cause the officers and employees of the Company, to (a) afford the officers, employees and authorized agents and representatives of the Investor reasonable access to the employees, offices, properties, books and records of the Company and (b) furnish to the officers, employees and authorized agents and representatives of the Investor such additional financial and operating data and other information regarding the assets, properties and business of the Company as the Investor may from time to time reasonably request in order to assist the Investor in fulfilling its obligations under this Agreement and to facilitate the consummation of the Transactions; provided, however, (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operations or business activities of the Company; and (ii) the Company shall not be required to so confer, afford such access or furnish such copies or other information to the extent that doing so would contravene any Law, result in the breach of any confidentiality or similar agreement to which the Company is a party, the loss of protectable interests in trade secrets, or the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement or a loss of attorney-client privilege, including using commercially reasonable efforts to obtain the required consent of any applicable third party or through the use of a “clean team”). The representations, warranties, agreements, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Investor, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Investor or any of its Representatives.

9. Termination.

9.1 Termination of Agreement Prior to Closing. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Investor or the Company if the Closing shall not have occurred by the 90th calendar day following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Investor or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by the mutual written consent of the Investor and the Company; or

(d) by the Company, in accordance with Section 8.8 to take a Superior Proposal; provided that the Company promptly tenders payment of, or causes to be tendered, the Termination Fee as provided in Section 9.3 (provided that the Investor shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly, and in any event within two (2) Business Days, following delivery of such instructions); it being understood that the Company may enter into any transaction that is a Superior Proposal simultaneously with the termination of this Agreement pursuant to this Section 9.1(d).

9.2 Effect of Termination Prior to Closing. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as expressly set forth in Section 9.3; provided that nothing herein shall relieve any party hereto from liability for any breach of any covenant of this Agreement; and provided, further, that notwithstanding the foregoing, the terms of Section 9.3, Section 10.1, Sections 10.2(b), (c) and (d), Section 10.7, Section 10.9, Section 10.11 and this Section 9.2 shall remain in full force and effect and shall survive any termination of this Agreement.

9.3 Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(d) the Company shall promptly tender or cause to be tendered as directed by the Investor the Termination Fee substantially concurrently with the termination of this Agreement.

(b) For purposes of this Agreement, “Termination Fee” shall mean an amount equal to $8,000,000.

(c) Any amount that becomes payable pursuant to Section 9.3(a) shall be paid by wire transfer of immediately available funds to an account designated by the Investor and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law including in respect of Taxes.

10. Miscellaneous.

10.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.2 Specific Enforcement; Jurisdiction.

(a) The parties agree that irreparable damage would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as provided in the following sentences. It is accordingly agreed that (i) the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement from the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), without proof of damages, without bond or other security being required, this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity, (ii) the provisions set forth in this Section 10.2 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (iii) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Investor would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the Company shall only be entitled to seek or obtain an injunction, specific performance or other equitable remedies enforcing the Equity Funding Letter to cause the Equity Financing to be funded at the Closing, enforcing Section 8.11 to cause the MPSA to be executed and delivered by Ascension or otherwise causing the Closing to occur, if all conditions (other than the condition set forth in Section 7.6) are satisfied or waived and the Company has irrevocably confirmed in writing that if the Equity Financing is funded and the MPSA is executed and delivered by Ascension then it will take such actions that are required by it under this Agreement to cause the Closing to occur. The parties hereto further agree that (1) by seeking the remedies provided for in this Section 10.2(a), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 10.2(a) are not available or otherwise are not granted, and (2) nothing set forth in this Section 10.2(a) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.2(a) prior or as a condition to exercising any termination right under Section 9 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.2(a) or anything set forth in this Section 10.2(a) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 9 or pursue any other remedies under this Agreement that may be available then or thereafter.

(b) Notwithstanding anything herein to the contrary, the maximum aggregate liability of any party hereto for monetary damages or otherwise in connection with this Agreement, the Equity Commitment Letter and the Transactions shall be limited to $50,000,000. Except with respect to the Limited Guaranty to the extent expressly provided therein, in no event shall any party hereto seek or permit to be sought on behalf of such party any damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, from any Affiliate of such party, or any Representative, member, controlling Person or holder of any equity interests or securities of such party, or any of their respective Affiliates, in connection with this Agreement or the Transactions. Each party hereto acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages, any Person (other than such party to the extent provided in this Agreement), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of such party against any other party thereto or any Affiliate thereof, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

(c) The equitable remedies available to the parties hereto described in this Section 10.2 shall be in addition to, and not in lieu of, any other remedies at law or in equity that they may elect to pursue; provided, that while any party hereto may concurrently pursue both (i) a grant of specific performance in accordance with this Section 10.2 and (ii) money damages pursuant to this Agreement, under no circumstances shall such party be permitted or entitled to be awarded both a grant of specific performance and any money damages pursuant to this Agreement.

(d) Each party hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party hereto or its successors or assigns shall be brought and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court declines to accept jurisdiction over a particular matter, in any state or federal court within the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions. Each party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in the State of Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 10.2 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.9. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

10.3 Survival. The representations and warranties in this Agreement shall expire at the Closing and have no further force and effect, other than (a) in the event of fraud, they shall survive indefinitely, and (b) the representations and warranties set forth in Sections 4.2, 4.5, 4.6 and 4.21 (such representations and warranties contained therein, the “Fundamental Reps”), which shall survive until the third anniversary of the Closing Date. Notwithstanding the foregoing, any claims asserted in writing by notice of a claim made in accordance with the provisions hereunder and seeking to be indemnified within the time periods set forth in this Section 10.3 shall survive until such claim is finally and fully resolved.

10.4 Indemnification.

(a) From and after the Closing, the Company shall defend, protect, indemnify and hold harmless the Investor, its Affiliates and its and their respective stockholders, partners, members, officers, directors, employees and agents (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), (i) incurred by any Indemnitee as a result of, or arising out of, or relating to any breach of any Fundamental Rep (other than Section 4.21) (ii) incurred by any Indemnitee relating to any third party claim brought against Indemnitee as a result of, or arising out of, or relating to any breach of Section 4.21 or (iii) incurred by the Company or any Company Subsidiary as a result of any fact, circumstance or matter giving rise to a breach of Section 4.21 or the investigation, defense, adjudication or settlement of any claim or investigation relating to any fact, circumstance or matter that relates to alleged non-compliance with any Health Care Law to the extent such non-compliance would be a breach of Section 4.21 (an “Indemnifiable Health Care Matter”). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. In the event of a claim for indemnification pursuant to clause (iii) of the first sentence of this subsection (a), the Indemnified Liabilities for which the Investor shall be entitled to indemnification pursuant to Section 10.4(a) shall be, (A) if the Ownership Percentage is equal to or greater than 50%, an amount equal to the aggregate monetary and other out-of-pocket costs incurred by the Company and the Company Subsidiaries in connection with the Indemnifiable Health Care Matter or (B) if the Ownership Percentage is less than 50%, an amount equal to the Indemnity Percentage multiplied by the aggregate monetary and other out-of-pocket costs incurred by the Company and the Company Subsidiaries in connection with the Indemnifiable Health Care Matter. The Company shall not be required to make payments to, or on behalf of, the Indemnitees in respect of Indemnified Liabilities under clauses (ii) and (iii) of the first sentence of this Section 10.4(a) unless and until the aggregate payments to be made to, or on behalf of, the Indemnitees in respect of such Indemnified Liabilities (calculated, in the case of Indemnified Liabilities under clause (iii) of the first sentence of this Section 10.4(a), in accordance with the immediately preceding sentence) exceed $5,000,000 (the “Deductible”) and then only with respect to such excess; provided that the Company shall not be required to make payments to, or on behalf of, the Indemnitees in respect of such Indemnified Liabilities in the aggregate in excess of $22,500,000 above the Deductible.

(b) If any action shall be brought against any Indemnitee in respect of which indemnity may be sought pursuant to this Agreement, such Indemnitee shall notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing. Any Indemnitee shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee except to the extent that: (i) the employment thereof has been specifically authorized by the Company in writing; (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel; or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Indemnitee. The Company will not be liable to any Indemnitee under this Agreement for any settlement by an Indemnitee effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed.

(c) Following the Closing, the indemnification provided by Section 10.4(a) shall be the sole and exclusive remedy for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses, court costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) of the Indemnitees with respect to any misrepresentation or inaccuracy in, or breach of, any Fundamental Rep.

10.5 Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by either of the parties without the prior written consent of the other party, except that the Investor may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time and (b) after the Closing, to Ascension Health, TowerBrook Capital Partners L.P. or any of their Affiliates in connection with a transfer of the Series A Preferred or the Warrant.

10.6 No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

10.7 No Personal Liability of Directors, Officers, Owners, Etc. Except for the Company’s ability to enforce this Agreement, the Equity Funding Letter and the Limited Guaranty against the respective signatories thereto, no director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of the Investor or the Company shall have any liability for any obligations of the Investor or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Investor or the Company, as applicable, under this Agreement. Subject to Section 10.2, each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

10.8 Entire Agreement. This Agreement and the other documents delivered pursuant to this Agreement, including the Registration Rights Agreement, the Investor Rights Agreement and the Warrant Agreement, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

10.9 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, facsimile or messenger as follows:

if to the Company:	Accretive Health, Inc. 401 North Michigan Ave., Suite 2700 Chicago, IL 60611 Attention: General Counsel Facsimile: 312-277-6690

with a copy to:	Kirkland & Ellis LLP 300 N LaSalle Chicago, IL 60654 Attention: Richard W. Porter, P.C. Robert M. Hayward, P.C. Facsimile: (312) 862-2200

if to the Investor:	c/o TowerBrook Capital Partners L.P. Park Avenue Tower 65 East 55th Street, 29th Floor New York, NY 10022 Attention: Glenn Miller Facsimile: 917-591-4789

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Steven A. Cohen

Facsimile: (212) 403-2347

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention: Stephen A. Infante

Facsimile: (646) 441-9039

if to Ascension Health:	Ascension Health Alliance d/b/a Ascension 101 S. Hanley Road, Suite 450
St. Louis, MO 63105 Attention: Joseph Impicciche, Executive Vice President & General Counsel Facsimile: (314) 733-8261

with a copy to:	Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 Attention: Stephen A. Infante Facsimile: (646) 441-9039

or in any such case to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.

10.10 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

10.11 Expenses. The Company and the Investor shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the Transactions, except as otherwise provided in Section 6.8.

10.12 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that Section 8.11 cannot be amended or waived without the written consent of Ascension Health. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company. Any consent hereunder and any amendment or waiver of any term of this Agreement by the Company must be approved in accordance with the Investor Rights Agreement.

10.13 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

10.14 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

10.15 Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

10.16 No Additional Representations. Except for the representations and warranties contained in Section 4, the Investor acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiaries or with respect to any other information made available to the Investor in connection with the Transactions. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the Investor or any other Person resulting from the distribution to the Investor, or the Investor’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Investor in certain “data rooms” or management presentations in expectation of the Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Section 4.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first above written.

ACCRETIVE HEALTH, INC.

By:	/s/ Emad Rizk
Name:	Emad Rizk
Title:	Chief Executive Officer and President

[SIGNATURE PAGE CONTINUES]

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

TCP-ASC ACHI SERIES LLLP

By:	/s/ Glenn Miller
Name:	Glenn Miller
Title:	Attorney-in-Fact

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

ASCENSION HEALTH ALLIANCE D/B/A ASCENSION, solely for purposes of Sections 8.11, 9.2, 10.1, 10.2 and 10.5 through 10.15

By:	/s/ Anthony J. Speranzo
Name:	Anthony J. Speranzo
Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

EXHIBITS

Exhibit A	Registration Rights Agreement*

Exhibit B	Investor Rights Agreement*

Exhibit C	Form of Warrant*

Exhibit D	Series A Certificate of Designations*

*	Filed separately as exhibits to this Current Report on Form 8-K